Exhibit 99.1

Tenet Reports Results for the First Quarter Ended March 31, 2017

•	Reported a net loss from continuing operations of $52 million or $0.52 per share. Adjusted diluted earnings per share from continuing operations was a loss of $0.27.

•	Adjusted EBITDA was $527 million including a $7 million benefit from a change in pension accounting.

•	Same-hospital patient revenue declined 1.0% and reflects a 1.6% increase in revenue per adjusted admission offset by a 2.5% decline in adjusted admissions. Hospital segment Adjusted EBITDA totaled $309 million.

•	Ambulatory Care segment revenue increased 6.1% on a same-facility system-wide basis, with cases increasing 0.5% and revenue per case increasing 5.6%. Adjusted EBITDA for the Ambulatory segment was $153 million, a 12.5% increase, representing a margin of 33.6%.

•	Revenue from Conifer Health Solutions increased 4.4% with revenue from third parties increasing 11.5%. Conifer generated $65 million of Adjusted EBITDA, a 3.2% increase, representing a margin of 16.2%.

•	Net cash provided by operating activities was $186 million, a $39 million improvement when compared to $147 million in the first quarter of 2016. Adjusted Free Cash Flow was $9 million, a $2 million decline when compared to $11 million in the first quarter of 2016.

•	Reached new multi-year agreement with Humana to restore in-network access to all Tenet providers between June 1, 2017 and October 1, 2017.

•	Entered into definitive agreement to sell acute care hospitals and related operations in Houston to HCA, with net proceeds anticipated to be approximately $725 million.

•	Accelerating the purchase of USPI and anticipate owning 80% of the joint venture on or before July 3, 2017 and 95% in July 2019.

•	Updated the Outlook for 2017 to reflect a change in accounting for pension expense. The Outlook for 2017 includes net income from continuing operations attributable to Tenet common shareholders of $71 million to $95 million, Adjusted EBITDA of $2.525 billion to $2.625 billion and Adjusted diluted earnings per share from continuing operations of $1.05 to $1.30.

DALLAS – May 1, 2017 – Tenet Healthcare Corporation (NYSE:THC) reported a net loss from continuing operations of $52 million in the first quarter of 2017, a $3 million improvement when compared to a $55 million net loss from continuing operations in the first quarter of 2016. Adjusted EBITDA was $527 million in the first quarter of 2017, down from $617 million in the first quarter of 2016.

“In the first quarter, we achieved strong financial results, delivering Adjusted EBITDA that was at the high end of our Outlook range,” said Trevor Fetter, chairman and chief executive officer. “Today, we announced that we have reached a new agreement with Humana that we believe is in the best interests of both companies and our shared customers. We also completed the sale of the majority of our home health and hospice businesses, sold our Managed Medicaid plan in Arizona, and entered into a definitive agreement to sell three acute care hospitals and related operations in Houston. In addition, we announced that we are increasing our ownership of USPI to 80% this year. These actions are part of a strategic effort to reduce complexity across the enterprise and enhance returns for our shareholders.”

Adjusted EBITDA of $527 million in the first quarter of 2017 represents a $90 million decline from $617 million of Adjusted EBITDA in the first quarter of 2017. The decline was primarily attributable to three factors:

(i) no revenue being recorded under the California Provider Fee program in the first quarter of 2017 versus $57 million in the first quarter of 2016 since the 2017 program has not yet been approved by the Centers for Medicare and Medicaid Services (CMS);

(ii) the sale of Tenet’s hospitals in Atlanta, Georgia, which generated approximately $25 million of EBITDA in the first quarter of 2016 and which were divested on April 1, 2016; and,

(iii) approximately $7 million in start-up losses in the first quarter of 2017 at the Company’s new hospital in El Paso, Texas, which opened in January 2017.

Note that the $617 million of Adjusted EBITDA in the first quarter of 2016 was restated and equals: (i) $613 million of Adjusted EBITDA that was originally reported for the first quarter of 2016, plus (ii) $7 million due to a change in pension accounting which lowered Salaries, Wages and Benefits by this amount, less (iii) $3 million of positive EBITDA generated by the Company’s health plan business in the first quarter of 2016.

Hospital Operations and Other Segment

Net operating revenue in the Hospital Operations and other segment was $4.115 billion, down 6.4 percent from $4.397 billion in the first quarter of 2016. The decline was primarily due to the divestiture of Tenet’s hospitals and related operations in Atlanta effective April 1, 2016 and not being able to record revenue under the California Provider Fee Program in the first quarter of 2017 since the extension of this program has not yet been approved by CMS.

On a same-hospital basis, patient revenue decreased to $4.068 billion, down 1.0 percent from $4.108 billion in the first quarter of 2016. The decline was primarily due to a 2.5 percent decrease in adjusted admissions, partially offset by a 1.6 percent increase in net patient revenue per adjusted admission. The Company’s same-hospital revenue per adjusted admission was lowered by approximately 140 basis points due to the lack of CMS approval of the California Provider Fee Program. In addition, if we exclude patients that were insured by Humana in both periods, same-hospital adjusted admissions declined 0.8 percent.

Adjusted EBITDA in Tenet’s hospital segment was $309 million, representing a decline of $109 million or 26.1 percent as compared to $418 million in the first quarter of 2016. The $109 million decline in EBITDA in the hospital segment was primarily driven by the California Provider Fee program, the divestiture of Tenet’s hospitals and related operations in Atlanta effective April 1, 2016, and start-up losses at our new hospital in El Paso, which collectively resulted in an $89 million year-over-year decline in EBITDA in the hospital segment. In addition, a 5.4% increase in same-hospital charity and uninsured admissions contributed to a $34 million increase in the provision for doubtful accounts on a same hospital basis, from $338 million in the first quarter of 2016 to $372 million in the first quarter of 2017, which placed pressure on the year-over-year EBITDA comparison.

Tenet’s health plan business generated losses of $16 million in the first quarter of 2017 versus positive EBITDA of $3 million in the first quarter of 2016. The revenue and expenses associated with the Company’s health plan operations are included in Tenet’s consolidated statements of operations, however, the results are excluded from Adjusted EBITDA in both periods.

Selected operating expenses in the segment, defined as the sum of salaries, wages and benefits, supplies and other operating expenses, increased 1.9 percent on a per adjusted admission basis.

Exchanges

Tenet’s same-hospital exchange admissions were 5,168 in the first quarter of 2017, down 1.8 percent from the first quarter of 2016. Same-hospital exchange outpatient visits were 51,008 in the first quarter of 2017, up 13.9 percent from the first quarter of 2016.

Uncompensated Care

Tenet’s provision for doubtful accounts was $383 million in the first quarter of 2017, representing a ratio of 7.4 percent of revenues before bad debt, as compared to $376 million in the first quarter of 2016, or 6.9 percent of revenues before bad debt. The increase in the bad debt ratio was primarily attributable to a $34 million increase in uninsured revenues.

Tenet’s uncompensated care costs, defined as the sum of the provision for doubtful accounts, charity care write-offs and uninsured discounts, was $1.342 billion and $1.309 billion in the first quarters of 2017 and 2016, respectively, including $959 million and $933 million, respectively, of charity care write-offs and uninsured discounts that were offered through Tenet’s Compact with Uninsured Patients. Uncompensated care in the first quarter of 2017 represented 21.8 percent of revenue before bad debts, uninsured discounts and charity care write-offs, up from 20.6 percent in the first quarter of 2016. Nearly all of Tenet’s uncompensated care is associated with the Hospital Operations and other segment.

Uninsured plus charity admissions increased by 516 admissions, or 5.4 percent on a same-hospital basis in the first quarter of 2017 compared to the first quarter of 2016. Uninsured plus charity outpatient visits decreased by 17,998 visits, or 12.5 percent, on a same-hospital basis.

Ambulatory Care Segment

During the first quarter of 2017, the Ambulatory segment produced net operating revenues of $455 million, representing an increase of 6.1 percent as compared to $429 million in the first quarter of 2016. In addition, the Ambulatory segment generated Adjusted EBITDA of $153 million, up 12.5 percent from $136 million in the first quarter of 2016 and Adjusted EBITDA less facility-level NCI was $100 million, up 11.1% from $90 million in the first quarter of 2016.

The results of many of the facilities in which the Ambulatory segment has an investment are not consolidated by Tenet. To help analyze the segment’s results of operations, management uses system-wide measures which include revenues and cases of both consolidated and unconsolidated facilities. On a same-facility system-wide basis, revenue in the Ambulatory segment increased 6.1 percent, with cases increasing 0.5 percent and revenue per case increasing 5.6 percent. Excluding patients insured by Humana in both periods, same-facility system-wide cases increased 2.4 percent in the first quarter of 2017.

Conifer Segment

During the first quarter of 2017, Conifer’s revenue increased 4.4 percent to $402 million, up from $385 million in the first quarter of 2016. Revenue from third party customers increased 11.5 percent to $243 million. Conifer generated $65 million of Adjusted EBITDA in the first quarter of 2017, up 3.2 percent from $63 million in the first quarter of 2016.

Net Income and Earnings Per Share

Tenet reported a net loss from continuing operations of $52 million, or $0.52 per share, in the first quarter of 2017 compared to a net loss of $55 million, or $0.56 per share, in the first quarter of 2016.

After adjusting for certain items which are listed on Table #2, Tenet recorded an Adjusted net loss from continuing operations of $27 million, or $0.27 per share, during the first quarter of 2017, as compared to Adjusted net income from continuing operations of $45 million, or $0.45 per diluted share, in the first quarter of 2016.

A reconciliation of GAAP net income available (loss attributable) to Tenet Healthcare Corporation common shareholders to Adjusted net income from continuing operations and Adjusted diluted earnings per share from continuing operations is contained in Table #2 at the end of this release.

Cash Flow and Liquidity

Cash and cash equivalents were $572 million at March 31, 2017 compared to $716 million at December 31, 2016. The Company had no outstanding borrowings on its $1 billion credit line as of March 31, 2017. Accounts receivable days outstanding were 55.4 at March 31, 2017 compared to 54.8 at December 31, 2016. Excluding the revenues from the Company’s health plans in both periods and revenues from the California Provider Fee program in the 2016 period (as previously mentioned no amounts were recognized in the 2017 period), accounts receivable days outstanding were 56.1 days and 56.7 days at March 31, 2017 and December 31, 2016, respectively.

Net cash provided by operating activities for the three months ended March 31, 2017 was $186 million, representing a $39 million increase compared to $147 million in the first quarter of 2016. After subtracting $198 million and $208 million of capital expenditures in the three months ended March 31, 2017 and March 31, 2016, respectively, Free Cash Flow was an outflow of $12 million in the three months ended March 31, 2017, representing a $49 million improvement compared to an outflow of $61 million in the comparable period in 2016. Adjusted Free Cash Flow was $9 million in the three months ended March 31, 2017, representing a $2 million decline from $11 million in the comparable period in 2016.

Net cash used in investing activities was $189 million in the three months ended March 31, 2017 compared to $320 million of net cash provided by investing activities in the comparable period in 2016. The 2016 period included $573 million of proceeds from the sale of the Company’s hospitals and related outpatient facilities in Georgia.

Net cash used by financing activities was $141 million in the three months ended March 31, 2017 compared to $95 million of net cash used in financing activities in the comparable period in 2016. The 2017 period included the Company’s purchase of the land and improvements associated with Palm Beach Gardens Medical Center, which was previously leased under a capital lease, for $44 million.

Reconciliations of net cash provided by operating activities to both Free Cash Flow and Adjusted Free Cash Flow are contained in Table #3 at the end of this release.

Humana Agreement

Tenet and Humana Inc. have reached a new, multi-year agreement in which all of Tenet’s hospitals and hospital-affiliated outpatient centers and employed physicians will be phased back into Humana’s network between June 1, 2017 and October 1, 2017. All of USPI’s facilities will be added to Humana’s network on June 1, 2017.

The Company’s hospitals that are being added to Humana’s network on October 1, 2017 are in markets where Humana has a larger presence. These hospitals represent the majority of the revenue that Tenet previously generated from Humana under its prior contractual relationship.

Definitive Agreement to Sell Acute Care Hospitals and Related Operations in Houston

Tenet and HCA Holdings, Inc. have entered into a definitive agreement for the sale of Tenet’s acute care hospitals and related operations in Houston, Texas. The transaction is expected to result in net proceeds of approximately $725 million and to be completed in the third quarter of 2017, subject to customary regulatory approvals and closing conditions.

The facilities included in the sale are three acute care hospitals (Cypress Fairbanks Medical Center, Houston Northwest Medical Center and Park Plaza Hospital) and one long-term acute care hospital (Plaza Specialty Hospital), as well as other hospital-affiliated entities, including physician practices.

During 2016, these facilities generated net revenue after the provision for doubtful accounts of approximately $575 million and Adjusted EBITDA of approximately $80 million.

Accelerating the Purchase of USPI

The Company has amended its put/call agreement with Welsh Carson Anderson & Stowe, which will result in Tenet owning 80 percent of the United Surgical Partners International (USPI) joint venture on or before July 3, 2017. Currently, Tenet owns 56.3 percent of USPI. In 2017, Tenet will pay Welsh Carson $711 million to buy 23.7 percent of USPI at a multiple of approximately 10x projected 2017 EBITDA less facility level NCI.

Tenet expects to buy from Welsh Carson another 7.5 percent of USPI in 2018 and 7.5 percent in 2019. As a result, Tenet expects to own 95 percent of USPI in 2019 with the remaining 5 percent owned by a subsidiary of Baylor Scott & White Health, which is USPI’s largest not-for-profit health system partner. The projected payments in 2018 and 2019 will be approximately $275 million to $325 million in each of the two years. The actual payments in 2018 and 2019 will be determined based on USPI’s financial performance, with Tenet paying a multiple of 10x EBITDA less facility level NCI.

The Company expects to fund these payments from general sources of corporate liquidity, including cash on hand, proceeds of asset divestitures and borrowings under the Company’s credit agreement.

Health Plan, Home Health and Hospice Divestitures

The Company anticipates receiving net proceeds of approximately $65 million from the sale of its health plans, home health and hospice businesses. Approximately $6 million was received in the fourth quarter of 2016, $14 million was received in the first quarter of 2017 and the remainder is anticipated in the second quarter of 2017.

Outlook

The Company is raising its 2017 Adjusted EBITDA Outlook range by $25 million due to a change in accounting for pension expense. The Outlook has not been updated for: (i) the announced sale in Houston; (ii) the anticipated reduction of noncontrolling interests expense associated with the accelerated purchase of USPI; or, (iii) other potential divestitures. The Company intends to update its Outlook for these items as part of its second quarter earnings release which is currently expected to be issued after the market close on August 7, 2017.

The Company’s Outlook for 2017 includes:

•	Revenue of $19.7 billion to $20.1 billion,

•	Net income from continuing operations attributable to Tenet common shareholders of $71 million to $95 million,

•	Adjusted EBITDA of $2.525 billion to $2.625 billion,

•	Net cash provided by operating activities of $1.3 billion to $1.5 billion,

•	Adjusted Free Cash Flow of $600 million to $800 million,

•	Diluted earnings per share from continuing operations of $0.70 to $0.93, and

•	Adjusted diluted earnings per share from continuing operations of $1.05 to $1.30.

The $25 million increase in the Company’s Adjusted EBITDA Outlook was due to a change in accounting for pension expense which will lower the Company’s Salaries, Wages and Benefits expense by approximately $25 million in 2017, with an offsetting increase in other non-operating expenses. As a result, this change has no effect on the Company’s Outlook for Adjusted diluted earnings per share.

The Outlook for 2017 assumes equity in earnings of unconsolidated affiliates of $145 million to $155 million, electronic health record incentives of $8 million to $10 million, net income attributable to noncontrolling interests of $390 million to $410 million and an average diluted share count of 102 million. In addition, the Outlook assumes that CMS will approve the proposed California Provider Fee for the 30-month period from January 2017 through June 2019 during the fourth quarter of 2017 and further assumes that the Company will record approximately $220 million to $230 million of revenue and Adjusted EBITDA during 2017 as a result of this program. In 2016, the Company recorded $232 million of revenue under the California Provider Fee program. The Company will not be able to recognize any revenue under the 2017 program until CMS approves the program.

The Outlook includes a full year of financial results from the Company’s hospitals in Houston and other hospitals which may be divested in 2017. In addition, the Adjusted EBITDA Outlook excludes approximately $40 million of losses in 2017 that the Company expects to incur in its health plan business. Finally, the Outlook does not reflect the reduction in noncontrolling interest expense which will occur when the Company increases its ownership interest in USPI to 80%; assuming this change occurs on July 1, 2017, the Company’s noncontrolling interest expense will be approximately $5 million lower than the range of $390 million to $410 million shown above.

The Company’s Outlook for the second quarter of 2017 includes:

•	Revenue of $4.85 billion to $5.05 billion,

•	Net loss from continuing operations attributable to Tenet common shareholders ranging from a loss of $30 million to a loss of $25 million,

•	Adjusted EBITDA of $550 million to $600 million,

•	A loss per share from continuing operations ranging from a loss of $0.30 to a loss of $0.25, and

•	An Adjusted loss per share from continuing operations ranging from a loss of $0.20 to a loss of $0.10.

The Outlook for the second quarter assumes equity in earnings of unconsolidated affiliates of approximately $35 million, electronic health record incentives of approximately $5 million, net income attributable to noncontrolling interests of $90 million to $100 million and an average share count of 100 million. The Outlook for the second quarter of 2017 does not include any revenue or Adjusted EBITDA associated with the California Provider Fee program, whereas the Company’s results in the second quarter of 2016 included $55 million of revenue and Adjusted EBITDA associated with the program.

Additional details on Tenet’s Outlook for both the second quarter and calendar year 2017 are available in Tables 4 and 5 at the end of this press release and in an accompanying slide presentation that is accessible through the Company’s website at www.tenethealth.com/investors.

Management’s Webcast Discussion of First Quarter Results

Tenet management will discuss the Company’s first quarter 2017 results on a webcast scheduled for 10:00 a.m. Eastern Time (9:00 a.m. Central Time) on May 2, 2017. Investors can access the webcast through the Company’s website at www.tenethealth.com/investors. A set of slides, which will be referred to on the conference call, is available on the Quarterly Results section of the Company’s website.

Additional information regarding Tenet’s quarterly results of operations is contained in its Form 10-K report for the twelve months ended December 31, 2016 and Form 10-Q report for the three months ended March 31, 2017 which will be filed with the Securities and Exchange Commission and posted on the Company’s website before the webcast.

This press release includes certain non-GAAP measures, such as Adjusted EBITDA, Adjusted net income from continuing operations, Adjusted diluted earnings per share from continuing operations, Free Cash Flow and Adjusted Free Cash Flow. Reconciliations of these measures to the most comparable GAAP measure are contained in the tables at the end of this release.

Tenet Healthcare Corporation is a diversified healthcare services company with 130,000 employees united around a common mission: to help people live happier, healthier lives. Through its subsidiaries, partnerships and joint ventures, including United Surgical Partners International, the Company operates 80 general acute care hospitals, 20 short-stay surgical hospitals and approximately 470 outpatient centers in the United States, as well as nine facilities in the United Kingdom. Tenet’s Conifer Health Solutions subsidiary provides technology-enabled performance improvement and health management solutions to hospitals, health systems, integrated delivery networks, physician groups, self-insured organizations and health plans. For more information, please visit www.tenethealth.com.

The terms “THC”, “Tenet Healthcare Corporation”, “the Company”, “we”, “us” or “our” refer to Tenet Healthcare Corporation or one or more of its subsidiaries or affiliates as applicable.

###

Corporate Communications Lesley Bogdanow 469-893-2640 mediarelations@tenethealth.com	Investor Relations Brendan Strong 469-893-6992 investorrelations@tenethealth.com

This release contains “forward-looking statements” – that is, statements that relate to future, not past, events. In this context, forward-looking statements often address our expected future business and financial performance and financial condition, and often contain words such as “expect,” “assume,” “anticipate,” “intend,” “plan,” “believe,” “seek,” “see,” or “will.” Forward-looking statements by their nature address matters that are, to different degrees, uncertain. Particular uncertainties that could cause our actual results to be materially different than those expressed in our forward-looking statements include, but are not limited to, the factors disclosed under “Forward-Looking Statements” and “Risk Factors” in our Form 10-K for the year ended December 31, 2016 and other filings with the Securities and Exchange Commission.

Tenet uses its Company website to provide important information to investors about the Company including the posting of important announcements regarding financial performance and corporate developments.

TENET HEALTHCARE CORPORATION

CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited)

(Dollars in millions except per share amounts)	Three Months Ended March 31,
	2017	%	2016	%	Change
Net operating revenues:
Net operating revenues before provision for doubtful accounts	$5,196		$5,420		(4.1)%
Less: Provision for doubtful accounts	383		376		1.9%

Net operating revenues	4,813	100.0%	5,044	100.0%	(4.6)%
Equity in earnings of unconsolidated affiliates	29	0.6%	24	0.5%	20.8%
Operating expenses:
Salaries, wages and benefits	2,380	49.4%	2,395	47.5%	(0.6)%
Supplies	765	15.9%	811	16.1%	(5.7)%
Other operating expenses, net	1,187	24.7%	1,242	24.6%	(4.4)%
Electronic health record incentives	(1)	—%	—	—%	100.0%
Depreciation and amortization	221	4.6%	212	4.2%
Impairment and restructuring charges, and acquisition-related costs	33	0.7%	28	0.6%
Litigation and investigation costs	5	0.1%	173	3.4%
Gains on sales, consolidation and deconsolidation of facilities	(15)	(0.3)%	(147)	(2.9)%

Operating income	267	5.5%	354	7.0%
Interest expense	(258)		(243)
Other non-operating income (expense), net	(5)		(6)

Net income from continuing operations, before income taxes	4		105
Income tax benefit (expense)	33		(67)

Net income from continuing operations, before discontinued operations	37		38
Discontinued operations:
Net loss from operations	(2)		(5)
Income tax benefit	1		1

Net loss from discontinued operations	(1)		(4)

Net income	36		34
Less: Net income attributable to noncontrolling interests	89		93

Net loss attributable to Tenet Healthcare Corporation common shareholders	$(53)		$(59)

Amounts attributable to Tenet Healthcare Corporation common shareholders
Net loss from continuing operations, net of tax	$(52)		$(55)
Net loss from discontinued operations, net of tax	(1)		(4)

Net loss attributable to Tenet Healthcare Corporation common shareholders	$(53)		$(59)

Loss per share attributable to Tenet Healthcare Corporation common shareholders:
Basic
Continuing operations	$(0.52)		$(0.56)
Discontinued operations	(0.01)		(0.04)

	$(0.53)		$(0.60)

Diluted
Continuing operations	$(0.52)		$(0.56)
Discontinued operations	(0.01)		(0.04)

	$(0.53)		$(0.60)

Weighted average shares and dilutive securities outstanding (in thousands):
Basic	100,000		98,768
Diluted*	100,000		98,768

*	Had the Company generated income from continuing operations in the three months ended March 31, 2017 and 2016 the effect of employee stock options, restricted stock units and deferred compensation units on the diluted shares calculation would have been an increase of 849 shares and 1,567 shares, respectively.

TENET HEALTHCARE CORPORATION

CONSOLIDATED BALANCE SHEETS

(Unaudited)

(Dollars in millions)	March 31, 2017	December 31, 2016
ASSETS
Current assets:
Cash and cash equivalents	$572	$716
Accounts receivable, less allowance for doubtful accounts	2,960	2,897
Inventories of supplies, at cost	324	326
Income tax receivable	26	4
Assets held for sale	3	29
Other current assets	1,167	1,285

Total current assets	5,052	5,257
Investments and other assets	1,260	1,250
Deferred income taxes	930	871
Property and equipment, at cost, less accumulated depreciation and amortization	7,976	8,053
Goodwill	7,429	7,425
Other intangible assets, at cost, less accumulated amortization	1,863	1,845

Total assets	$24,510	$24,701

LIABILITIES AND EQUITY
Current liabilities:
Current portion of long-term debt	$147	$191
Accounts payable	1,179	1,329
Accrued compensation and benefits	739	872
Professional and general liability reserves	201	181
Accrued interest payable	327	210
Liabilities held for sale	—	9
Accrued legal settlement costs	11	8
Other current liabilities	1,163	1,234

Total current liabilities	3,767	4,034
Long-term debt, net of current portion	15,071	15,064
Professional and general liability reserves	614	613
Defined benefit plan obligations	624	626
Deferred income taxes	289	279
Other long-term liabilities	621	610

Total liabilities	20,986	21,226
Commitments and contingencies
Redeemable noncontrolling interests in equity of consolidated subsidiaries	2,430	2,393
Equity:
Shareholders’ equity:
Common stock	7	7
Additional paid-in capital	4,834	4,827
Accumulated other comprehensive loss	(255)	(258)
Accumulated deficit	(1,739)	(1,742)
Common stock in treasury, at cost	(2,417)	(2,417)

Total shareholders’ equity	430	417
Noncontrolling interests	664	665

Total equity	1,094	1,082

Total liabilities and equity	$24,510	$24,701

TENET HEALTHCARE CORPORATION

CONSOLIDATED STATEMENTS OF CASH FLOW

(Unaudited)

(Dollars in millions)	March 31,
	2017	2016
Net Income	$36	$34
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	221	212
Provision for doubtful accounts	383	376
Deferred income tax expense	—	31
Stock-based compensation expense	13	16
Impairment and restructuring charges, and acquisition-related costs	33	28
Litigation and investigation costs	5	173
Gains on sales, consolidation and deconsolidation of facilities	(15)	(147)
Equity in earnings of unconsolidated affiliates, net of distributions received	4	12
Amortization of debt discount and debt issuance costs	11	10
Pre-tax loss from discontinued operations	2	5
Other items, net	(2)	2
Changes in cash from operating assets and liabilities:
Accounts receivable	(446)	(453)
Inventories and other current assets	132	(18)
Income taxes	(34)	28
Accounts payable, accrued expenses and other current liabilities	(161)	(114)
Other long-term liabilities	26	24
Payments for restructuring charges, acquisition-related costs, and litigation costs and settlements	(24)	(69)
Net cash provided by (used in) operating activities from discontinued operations, excluding income taxes	2	(3)

Net cash provided by operating activities	186	147
Cash flows from investing activities:
Purchases of property and equipment — continuing operations	(198)	(208)
Purchases of businesses or joint venture interests, net of cash acquired	(6)	(29)
Proceeds from sales of facilities and other assets	20	573
Proceeds from sales of marketable securities, long-term investments and other assets	9	12
Purchases of equity investments	(1)	(18)
Other assets	(12)	(10)
Other items, net	(1)	—

Net cash provided by (used in) investing activities	(189)	320
Cash flows from financing activities:
Repayments of borrowings under credit facility	—	(995)
Proceeds from borrowings under credit facility	—	995
Repayments of other borrowings	(89)	(38)
Proceeds from other borrowings	6	1
Debt issuance costs	(2)	—
Distributions paid to noncontrolling interests	(63)	(44)
Proceeds from sales of noncontrolling interest	10	—
Proceeds from employee stock plan purchases	2	—
Other items, net	(5)	(14)

Net cash used in financing activities	(141)	(95)

Net increase (decrease) in cash and cash equivalents	(144)	372
Cash and cash equivalents at beginning of period	716	356

Cash and cash equivalents at end of period	$572	$728

Supplemental disclosures:
Interest paid, net of capitalized interest	$(130)	$(132)
Income tax payments, net	$(1)	$(6)

TENET HEALTHCARE CORPORATION

SELECTED STATISTICS – CONTINUING TOTAL HOSPITALS(1)

(Unaudited)

(Dollars in millions except per patient day, per admission, per adjusted admission	Three Months Ended March 31,
and per visit amounts)	2017	2016	Change

Admissions, Patient Days and Surgeries
Number of hospitals (at end of period)	76	80	(4)*
Total admissions	196,907	211,799	(7.0)%
Adjusted patient admissions	347,150	362,819	(4.3)%
Paying admissions (excludes charity and uninsured)	186,648	201,436	(7.3)%
Charity and uninsured admissions	10,259	10,363	(1.0)%
Admissions through emergency department	126,473	136,056	(7.0)%
Paying admissions as a percentage of total admissions	94.8%	95.1%	(0.3)%*
Charity and uninsured admissions as a percentage of total admissions	5.2%	4.9%	0.3%*
Emergency department admissions as a percentage of total admissions	64.2%	64.2%	— %*
Surgeries — inpatient	51,800	55,755	(7.1)%
Surgeries — outpatient	69,604	76,829	(9.4)%
Total surgeries	121,404	132,584	(8.4)%
Patient days — total	923,339	1,010,514	(8.6)%
Adjusted patient days	1,603,698	1,714,369	(6.5)%
Average length of stay (days)	4.69	4.77	(1.7)%
Licensed beds (at end of period)	20,439	21,529	(5.1)%
Average licensed beds	20,440	21,524	(5.0)%
Utilization of licensed beds	50.2%	51.6%	(1.4)%*
Outpatient Visits
Total visits	2,039,942	2,146,618	(5.0)%
Paying visits (excludes charity and uninsured)	1,908,212	1,984,515	(3.8)%
Charity and uninsured visits	131,730	162,103	(18.7)%
Emergency department visits	733,051	789,916	(7.2)%
Paying visits as a percentage of total visits	93.5%	92.4%	1.1%*
Charity and uninsured visits as a percentage of total visits	6.5%	7.6%	(1.1)%*
Total emergency department admissions and visits	859,524	925,972	(7.2)%
Revenues
Net inpatient revenues	$2,609	$2,781	(6.2)%
Net outpatient revenues	$1,482	$1,514	(2.1)%
Total patient revenues	$4,091	$4,295	(4.7)%
Revenues on a Per Admission, Per Patient Day and Per Visit Basis
Net inpatient revenue per admission	$13,250	$13,130	0.9%
Net inpatient revenue per patient day	$2,826	$2,752	2.7%
Net outpatient revenue per visit	$726	$705	3.0%
Net patient revenue per adjusted patient admission	$11,785	$11,838	(0.4)%
Net patient revenue per adjusted patient day	$2,551	$2,505	1.8%
Total selected operating expenses (salaries, wages and benefits, supplies and other operating expenses) per adjusted patient admission(2)	$10,290	$10,103	1.9%

Net Patient Revenues from:
Medicare	21.0%	20.0%	1.0%*
Medicaid	6.7%	8.7%	(2.0)%*
Managed care	62.3%	61.1%	1.2%*
Indemnity, self-pay and other	10.0%	10.2%	(0.2)%*

(1)	Represents the consolidated results of Tenet’s Hospital Operations and other segment.
(2)	Excludes operating expenses from Tenet’s health plans.
*	This change is the difference between the 2017 and 2016 amounts shown

TENET HEALTHCARE CORPORATION

SELECTED STATISTICS – CONTINUING SAME HOSPITALS(1)

(Unaudited)

(Dollars in millions except per patient day, per admission, per adjusted admission and per visit amounts)	Three Months Ended March 31,
	2017	2016	Change

Admissions, Patient Days and Surgeries
Number of hospitals (at end of period)	75	75	— *
Total admissions	196,182	202,873	(3.3)%
Adjusted patient admissions	339,522	348,221	(2.5)%
Paying admissions (excludes charity and uninsured)	186,079	193,286	(3.7)%
Charity and uninsured admissions	10,103	9,587	5.4%
Admissions through emergency department	126,067	129,606	(2.7)%
Paying admissions as a percentage of total admissions	94.9%	95.3%	(0.4)%*
Charity and uninsured admissions as a percentage of total admissions	5.1%	4.7%	0.4%*
Emergency department admissions as a percentage of total admissions	64.3%	63.9%	0.4%*
Surgeries — inpatient	51,723	53,739	(3.8)%
Surgeries — outpatient	69,553	74,360	(6.5)%
Total surgeries	121,276	128,099	(5.3)%
Patient days — total	921,014	960,998	(4.2)%
Adjusted patient days	1,583,962	1,637,408	(3.3)%
Average length of stay (days)	4.69	4.74	(1.1)%
Licensed beds (at end of period)	20,333	20,380	(0.2)%
Average licensed beds	20,334	20,375	(0.2)%
Utilization of licensed beds	50.3%	52.4%	(2.1)%*
Outpatient Visits
Total visits	2,009,408	2,052,169	(2.1)%
Paying visits (excludes charity and uninsured)	1,883,235	1,907,998	(1.3)%
Charity and uninsured visits	126,173	144,171	(12.5)%
Emergency department visits	703,035	733,756	(4.2)%
Paying visits as a percentage of total visits	93.7%	93.0%	0.7%*
Charity and uninsured visits as a percentage of total visits	6.3%	7.0%	(0.7)%*
Total emergency department admissions and visits	829,102	863,362	(4.0)%
Revenues
Net inpatient revenues	$2,605	$2,663	(2.2)%
Net outpatient revenues	$1,463	$1,445	1.2%
Total patient revenues	$4,068	$4,108	(1.0)%
Revenues on a Per Admission, Per Patient Day and Per Visit Basis
Net inpatient revenue per admission	$13,278	$13,126	1.2%
Net inpatient revenue per patient day	$2,828	$2,771	2.1%
Net outpatient revenue per visit	$728	$704	3.4%
Net patient revenue per adjusted patient admission	$11,982	$11,797	1.6%
Net patient revenue per adjusted patient day	$2,568	$2,509	2.4%

Net Patient Revenues from:
Medicare	21.1%	20.0%	1.1%*
Medicaid	6.8%	8.6%	(1.8)%*
Managed care	62.0%	61.6%	0.4%*
Indemnity, self-pay and other	10.1%	9.8%	0.3%*

(1)	Information for our Hospital Operations and other segment is presented on a same-hospital basis, which includes the results of our same 75 hospitals operated throughout the three months ended March 31, 2017 and 2016, associated outpatient facilities and excludes the results of our new hospital THOP Transmountain Campus opened in January 2017.
*	This change is the difference between the 2017 and 2016 amounts shown

TENET HEALTHCARE CORPORATION

SELECTED STATISTICS – CONTINUING SAME HOSPITALS(1)

(Unaudited)

(Dollars in millions except per patient day, per admission, per adjusted admission and per visit amounts)	Three Months Ended				Year Ended
	3/31/2016	6/30/2016	9/30/2016	12/31/2016	12/31/2016

Admissions, Patient Days and Surgeries
Number of hospitals (at end of period)	75	75	75	75	75
Total admissions	202,873	193,779	194,179	191,910	782,741
Adjusted patient admissions	348,221	340,792	341,665	334,268	1,364,946
Paying admissions (excludes charity and uninsured)	193,286	183,474	182,937	181,597	741,294
Charity and uninsured admissions	9,587	10,305	11,242	10,313	41,447
Admissions through emergency department	129,606	122,239	120,459	120,549	492,853
Paying admissions as a percentage of total admissions	95.3%	94.7%	94.2%	94.6%	94.7%
Charity and uninsured admissions as a percentage of total admissions	4.7%	5.3%	5.8%	5.4%	5.3%
Emergency department admissions as a percentage of total admissions	63.9%	63.1%	62.0%	62.8%	63.0%
Surgeries — inpatient	53,739	54,376	54,701	53,071	215,887
Surgeries — outpatient	74,360	75,825	72,646	73,678	296,509
Total surgeries	128,099	130,201	127,347	126,749	512,396
Patient days — total	960,998	897,127	893,990	887,840	3,639,955
Adjusted patient days	1,637,408	1,568,680	1,564,827	1,539,374	6,310,289
Average length of stay (days)	4.74	4.63	4.60	4.63	4.65
Licensed beds (at end of period)	20,380	20,380	20,340	20,354	20,354
Average licensed beds	20,375	20,380	20,367	20,326	18,127
Utilization of licensed beds	52.4%	48.4%	47.7%	47.5%	55.0%
Outpatient Visits
Total visits	2,052,169	2,025,946	1,991,999	1,928,913	7,999,027
Paying visits (excludes charity and uninsured)	1,907,998	1,884,716	1,847,999	1,817,262	7,457,975
Charity and uninsured visits	144,171	141,230	144,000	111,651	541,052
Emergency department visits	733,756	703,276	690,692	679,463	2,807,187
Paying visits as a percentage of total visits	93.0%	93.0%	92.8%	94.2%	93.2%
Charity and uninsured visits as a percentage of total visits	7.0%	7.0%	7.2%	5.8%	6.8%
Total emergency department admissions and visits	863,362	825,515	811,151	800,012	3,300,040
Revenues
Net inpatient revenues	$2,663	$2,568	$2,634	$2,610	$10,475
Net outpatient revenues	$1,445	$1,451	$1,404	$1,445	$5,745
Total patient revenues	$4,108	$4,019	$4,038	$4,055	$16,220
Revenues on a Per Admission, Per Patient Day and Per Visit Basis
Net inpatient revenue per admission	$13,126	$13,252	$13,565	$13,600	$13,382
Net inpatient revenue per patient day	$2,771	$2,862	$2,946	$2,940	$2,878
Net outpatient revenue per visit	$704	$716	$705	$749	$718
Net patient revenue per adjusted patient admission	$11,797	$11,793	$11,819	$12,131	$11,883
Net patient revenue per adjusted patient day	$2,509	$2,562	$2,580	$2,634	$2,570

Net Patient Revenues from:
Medicare	20.0%	21.8%	20.1%	20.5%	20.6%
Medicaid	8.6%	7.6%	8.5%	8.2%	8.2%
Managed care	61.6%	59.6%	64.0%	61.0%	61.6%
Indemnity, self-pay and other	9.8%	11.0%	7.4%	10.3%	9.6%

(1)	Information for our Hospital Operations and other segment is presented on a same-hospital basis, which includes the results of our same 75 hospitals operated throughout 2016, associated outpatient facilities and excludes the results of our new hospital THOP Transmountain Campus opened in January 2017.

TENET HEALTHCARE CORPORATION

SEGMENT REPORTING

(Unaudited)

	March 31, 2017	December 31, 2016
Assets
Hospital Operations and other	$17,619	$17,871
Ambulatory Care	5,747	5,722
Conifer	1,144	1,108

Total	$24,510	$24,701

	Three Months Ended March 31,
	2017	2016
Capital expenditures:
Hospital Operations and other	$183	$191
Ambulatory Care	11	12
Conifer	4	5

Total	$198	$208

Net operating revenues:
Hospital Operations and other(1)	$4,115	$4,397
Ambulatory Care	455	429
Conifer
Tenet	159	167
Other customers	243	218

Total Conifer revenues	402	385
Intercompany eliminations	(159)	(167)

Total	$4,813	$5,044

Equity in earnings of unconsolidated affiliates:
Hospital Operations and other	$2	$(1)
Ambulatory Care	27	25

Total	$29	$24

Adjusted EBITDA:
Hospital Operations and other(2)	$309	$418
Ambulatory Care	153	136
Conifer	65	63

Total	$527	$617

Depreciation and amortization:
Hospital Operations and other	$187	$174
Ambulatory Care	22	25
Conifer	12	13

Total	$221	$212

(1)	Hospital Operations and other revenues includes health plan revenues of $65 million and $127 million for the three months ended March 31, 2017 and 2016, respectively.
(2)	Hospital Operations and other EBITDA excludes health plan losses of $16 million and income of $3 million for the three months ended March 31, 2017 and 2016, respectively.

TENET HEALTHCARE CORPORATION

STATEMENT OF OPERATIONS – AMBULATORY CARE SEGMENT

(Unaudited)

(Dollars in millions)	Three Months Ended March 31,
	2017		2016
	Ambulatory Care as Reported Under GAAP	Unconsolidated Affiliates	Ambulatory Care as Reported Under GAAP	Unconsolidated Affiliates
Net operating revenues:
Net operating revenues before provision for doubtful accounts	$462	$475	$437	$479
Less: Provision for doubtful accounts	(7)	(10)	(8)	(14)

Net operating revenues(1)	455	465	429	465
Equity in earnings of unconsolidated affiliates(2)	27	—	25	—
Operating expenses:
Salaries, wages and benefits	150	114	146	118
Supplies	94	121	86	123
Other operating expenses, net	85	97	86	102
Electronic health record incentives	—	—	—	—
Depreciation and amortization	22	16	25	18
Impairment and restructuring charges, and acquisition-related costs	5	—	1	—
(Gains) loss on sales, consolidation and deconsolidation of facilities	(7)	—	(29)	(4)

Operating income	133	117	139	108
Interest expense	(35)	(6)	(35)	(6)
Other	1	—	—	—

Net income from continuing operations, before income taxes	99	111	104	102
Income tax expense	(18)	(2)	(8)	(2)

Net income	$81	$109	$96	$100

Less: Net income attributable to noncontrolling interests(3)	66		75

Net income attributable to Tenet Healthcare Corporation common shareholders	$15		$21

Equity in earnings of unconsolidated affiliates		$27		$25

(1)	On a same-facility system-wide basis, net revenue in Tenet’s Ambulatory Care segment increased 6.1% during the three months ended March 31, 2017, with cases increasing 0.5% and revenue per case increasing 5.6%.
(2)	At March 31, 2017, 107 of the 324 facilities in the Company’s Ambulatory segment were not consolidated based on the nature of the segment’s joint venture relationships with physicians and prominent healthcare systems. Although revenues of the segment’s unconsolidated facilities are not recorded as revenues by the Company, equity in earnings of unconsolidated affiliates is nonetheless a significant portion of the Company’s overall earnings. To help analyze results of operations, management also uses system-wide operating measures such as system-wide revenue growth, which includes revenues of both consolidated and unconsolidated facilities. The Company controls its remaining 217 facilities and accounts for these investments as consolidated subsidiaries.
(3)	During the three months ended March 31, 2016, the Company recorded $18 million of noncontrolling interests expense related to a $29 million gain on the consolidation of facilities (the gain is not included in Adjusted EBITDA) and an associated $7 million income tax benefit.

Non-GAAP Financial Measures

Adjusted EBITDA, a non-GAAP measure, is defined by the Company as net income (loss) attributable to Tenet Healthcare Corporation common shareholders before (1) the cumulative effect of changes in accounting principle, (2) net loss (income) attributable to noncontrolling interests, (3) income (loss) from discontinued operations, (4) income tax benefit (expense), (5) other non-operating income (expense), net, (6) gain (loss) from early extinguishment of debt, (7) interest expense, (8) litigation and investigation (costs) benefit, net of insurance recoveries, (9) net gains (losses) on sales, consolidation and deconsolidation of facilities, (10) impairment and restructuring charges and acquisition-related costs, (11) depreciation and amortization and (12) income (loss) from divested operations and closed businesses (i.e., the Company’s health plan businesses). Litigation and investigation costs do not include ordinary course of business malpractice and other litigation and related expense.

Adjusted net income (loss) from continuing operations attributable to Tenet Healthcare Corporation common shareholders, a non-GAAP measure, is defined by the Company as net income (loss) attributable to Tenet Healthcare Corporation common shareholders before (1) impairment and restructuring charges, and acquisition-related costs, (2) litigation and investigation costs, (3) gains on sales, consolidation and deconsolidation of facilities, (4) income (loss) from divested operations and closed businesses (5) the associated impact of these four items on taxes and noncontrolling interests, and (6) net income (loss) from discontinued operations. Adjusted diluted earnings (loss) per share from continuing operations, a non-GAAP term, is defined by the Company as Adjusted net income (loss) from continuing operations attributable to Tenet Healthcare Corporation common shareholders divided by the weighted average primary or diluted shares outstanding in the reporting period.

Free Cash Flow, a non-GAAP measure, is defined by the Company as (1) net cash provided by (used in) operating activities, less (2) purchases of property and equipment from continuing operations.

Adjusted Free Cash Flow, a non-GAAP measure, is defined by the Company as (1) Adjusted net cash provided by (used in) operating activities from continuing operations, less (2) purchases of property and equipment from continuing operations. Adjusted net cash provided by (used in) operating activities, a non-GAAP measure, is defined by the Company as cash provided by (used in) operating activities prior to (1) payments for restructuring charges, acquisition-related costs and litigation costs and settlements, and, (2) net cash provided by (used in) operating activities from discontinued operations.

The Company believes the foregoing non-GAAP measures are useful to investors and analysts because they present additional information on the Company’s financial performance. Investors, analysts, Company management and the Company’s Board of Directors utilize these non-GAAP measures, in addition to GAAP measures, to track the company’s financial and operating performance and compare the Company’s performance to its peer companies, which utilize similar non-GAAP measures in their presentations. The Human Resources Committee of the Company’s Board of Directors also uses certain of these measures to evaluate management’s performance for the purpose of determining incentive compensation. Additional information regarding the purpose and utility of specific non-GAAP measures used in this release is set forth below.

The Company believes that Adjusted EBITDA is a useful measure, in part, because certain investors and analysts use both historical and projected Adjusted EBITDA, in addition to other GAAP and non-GAAP measures, as factors in determining the estimated fair value of shares of the Company’s common stock. Company management also regularly reviews the Adjusted EBITDA performance for each operating segment. The Company does not use Adjusted EBITDA to measure liquidity, but instead to measure operating performance.

We use, and we believe investors and analysts use, Free Cash Flow and Adjusted Free Cash Flow as supplemental measures to analyze cash flows generated from our operations because we believe it is useful to investors in evaluating our ability to fund distributions paid to noncontrolling interests, acquisitions, purchasing equity interests in joint ventures or repaying debt.

These non-GAAP measures may not be comparable to similarly titled measures reported by other companies. Because these measures exclude many items that are included in our financial statements, they do not provide a complete measure of our operating performance. For example, the Company’s definitions of Free Cash Flow and Adjusted Free Cash Flow do not include other important uses of cash including (1) cash used to purchase businesses or joint venture interests, or (2) any items that are classified as Cash Flows From Financing Activities on the Company’s Consolidated Statement of Cash Flows, including items such as (i) cash used to repay borrowings, (ii) distributions paid to noncontrolling interests, or (iii) payments under the Put/Call Agreement for USPI redeemable noncontrolling interest, which are recorded on the Statement of Cash Flows as the purchase of noncontrolling interest. Accordingly, investors are encouraged to use GAAP measures when evaluating the Company’s financial performance.

A reconciliation of Adjusted EBITDA to net income (loss) attributable to Tenet Healthcare Corporation common shareholders, the most comparable GAAP measure, is set forth in Table #1 below for the three months ended March 31, 2017 and 2016. A reconciliation of Adjusted net income from continuing operations attributable to Tenet Healthcare Corporation common shareholders to net income (loss) attributable to Tenet Healthcare Corporation common shareholders, the most comparable GAAP measure, is set forth in Table #2 below for the three months ended March 31, 2017 and 2016. A reconciliation of Free Cash Flow and Adjusted Free Cash Flow to net cash provided by (used in) operating activities, the most comparable GAAP measure, is set forth in Table #3 below for the three months ended March 31, 2017 and 2016.

TENET HEALTHCARE CORPORATION

Additional Supplemental Non-GAAP disclosures

Table #1 – Reconciliation of Adjusted EBITDA to Loss Attributable

to Tenet Healthcare Corporation Common Shareholders

(Unaudited)

(Dollars in millions)	Three Months Ended
	March 31,
	2017	2016
	(Expense) Income
Net loss attributable to Tenet Healthcare Corporation common shareholders	$(53)	$(59)
Less: Net income attributable to noncontrolling interests	(89)	(93)
Net loss from discontinued operations, net of tax	(1)	(4)

Net income from continuing operations	37	38
Income tax benefit (expense)	33	(67)
Other non-operating income (expense), net	(5)	(6)
Interest expense	(258)	(243)

Operating income	267	354
Litigation and investigation costs	(5)	(173)
Gains on sales, consolidation and deconsolidation of facilities	15	147
Impairment and restructuring charges, and acquisition-related costs	(33)	(28)
Depreciation and amortization	(221)	(212)
Income (loss) from divested and closed businesses	(16)	3

Adjusted EBITDA	$527	$617

Net operating revenues	$4,813	$5,044
Less Net operating revenues from health plans	65	127

Adjusted net operating revenues	$4,748	$4,917

Net loss from continuing operations as a % of net operating revenues	(1.1)%	(1.1)%

Adjusted EBITDA as % of adjusted net operating revenues (Adjusted EBITDA margin)	11.1%	12.5%

TENET HEALTHCARE CORPORATION

Additional Supplemental Non-GAAP disclosures

Table #2 – Pre-Tax, After-Tax and Earnings Per Share Impact of Certain Items

on Continuing Operations

(Unaudited)

	Three Months Ended
(Dollars in millions except per share amounts)	March 31,
	2017	2016
	(Expense) Income
Adjustments to calculate Adjusted Diluted EPS
Impairment and restructuring charges, and acquisition-related costs	$(33)	$(28)
Litigation and investigation costs	(5)	(173)
Gain on sales, consolidation and deconsolidation of facilities	15	147
Income (loss) from divested and closed businesses	(16)	3

Pre-tax impact	$(39)	$(51)

Tax impact of above items	$14	$(31)

Total after-tax impact	$(25)	$(82)
Noncontrolling interests impact	—	(18)

Total loss from items above	$(25)	$(100)

Net loss attributable to common shareholders	$(53)	$(59)
Less net loss discontinued operations, net of tax	(1)	(4)

Net loss from continuing operations, net of tax	$(52)	$(55)
Net loss from adjustments above	25	100

Adjusted net income (loss) from continuing operations attributable to common shareholders	$(27)	$45

Weighted average dilutive shares outstanding (in thousands)	100,000	100,335
Diluted loss per share from continuing operations	$(0.52)	$(0.56)
Adjusted diluted EPS from continuing operations	$(0.27)	$0.45

TENET HEALTHCARE CORPORATION

Additional Supplemental Non-GAAP disclosures

Table #3 – Reconciliations of Free Cash Flow and Adjusted Free Cash Flow

(Unaudited)

	Three Months Ended
(Dollars in millions)	March 31,
	2017	2016
Net cash provided by (used in) operating activities	$186	$147
Purchases of property and equipment	(198)	(208)

Free cash flow	$(12)	$(61)

Net cash provided by (used in) investing activities	$(189)	$320
Net cash provided by (used in) financing activities	$(141)	$(95)

Net cash provided by (used in) operating activities	$186	$147
Less:
Payments for restructuring charges, acquisition-related costs, and litigation costs and settlements	(24)	(69)
Net cash used in operating activities from discontinued operations	3	(3)

Adjusted net cash provided by operating activities – continuing operations	207	219
Purchases of property and equipment – continuing operations	(198)	(208)

Adjusted free cash flow – continuing operations	$9	$11

TENET HEALTHCARE CORPORATION

Additional Supplemental Non-GAAP disclosures

Table #4 – Reconciliation of Outlook Adjusted EBITDA to

Outlook Net Income Attributable to Tenet Healthcare Corporation Common Shareholders

(Unaudited)

(Dollars in millions)	Q2 2017		2017
	Low	High	Low	High
Net income (loss) attributable to Tenet Healthcare Corporation common shareholders	$(35)	$(25)	$61	$95
Less: Net income attributable to noncontrolling interests	(90)	(100)	(390)	(410)
Net loss from discontinued operations, net of tax	(5)	—	(10)	—

Income from continuing operations	60	75	461	505
Income tax benefit (expense)	(10)	(20)	(91)	(107)

Income from continuing operations, before income taxes	70	95	552	612
Interest expense	(250)	(260)	(1,025)	(1,035)
Other non-operating income (expense), net	(5)	(5)	(25)	(25)

Operating income	325	360	1,602	1,672
Gains on sales, consolidation and deconsolidation of facilities(a)	—	—	15	15
Impairment and restructuring charges, acquisition-related costs and litigation costs and settlements(a)	—	—	(38)	(38)
Depreciation and amortization	(215)	(225)	(860)	(880)
Income (loss) from divested and closed businesses	(10)	(15)	(40)	(50)

Adjusted EBITDA	$550	$600	$2,525	$2,625

Adjusted EBITDA as % of net operating revenues (Adjusted EBITDA margin)	11.3%	11.9%	12.8%	13.1%

Net income (loss) from continuing operations	$(30)	$(25)	$71	$95

Net income (loss) from continuing operations as a % of operating revenues	(0.6)%	(0.5)%	0.4%	0.5%

Net operating revenues	$4,850	$5,050	$19,700	$20,100

Adjusted EBITDA	$550	$600	$2,525	$2,625
Depreciation and amortization	(215)	(225)	(860)	(880)
Interest expense	(250)	(260)	(1,025)	(1,035)
Other non-operating income (expense), net	(5)	(5)	(25)	(25)

Adjusted income from continuing operations before income taxes	80	110	615	685
Income tax benefit (expense)	(10)	(20)	(118)	(142)

Adjusted net income from continuing operations	70	90	497	543
Net income attributable to noncontrolling interests	(90)	(100)	(390)	(410)

Adjusted net income (loss) from continuing operations attributable to common shareholders	$(20)	$(10)	$107	$133

Basic weighted average shares outstanding (in millions)	100	100	100	100

Fully diluted weighted average shares outstanding (in millions)	102	102	102	102

Diluted earnings (loss) per share from continuing operations	$(0.30)	$(0.25)	$0.70	$0.93

Adjusted diluted earnings (loss) per share from continuing operations	$(0.20)	$(0.10)	$1.05	$1.30

(a)	The Company does not forecast impairment and restructuring charges, acquisition-related costs and litigation costs and settlements and gains on sales, consolidation and deconsolidation of facilities because the Company does not believe that it can forecast these items with sufficient accuracy since some of these items are indeterminable at the time the Company provides its financial Outlook.

TENET HEALTHCARE CORPORATION

Additional Supplemental Non-GAAP disclosures

Table #5 – Reconciliation of Outlook Adjusted Free Cash Flow

for the Year Ending December 31, 2017

(Dollars in millions)	2017
	Low	High
Net cash provided by operating activities	$1,271	$1,526
Less:
Payments for restructuring charges, acquisition-related costs and litigation costs and settlements (1)	(24)	(24)
Net cash used in operating activities from discontinued operations	(5)	0

Adjusted net cash provided by operating activities – continuing operations	$1,300	$1,550
Purchases of property and equipment – continuing operations	(700)	(750)

Adjusted free cash flow – continuing operations (2)	$600	$800

(1)	The Company does not forecast impairment and restructuring charges, acquisition-related costs and litigation costs and settlements because the Company does not believe that it can forecast these items with sufficient accuracy since some of these items may be indeterminable at the time the Company provides its financial Outlook.
(2)	The Company’s definition of Adjusted Free Cash Flow does not include other important uses of cash including (1) cash used to purchase businesses or joint venture interests, or (2) any items that are classified as Cash Flows From Financing Activities on the Company’s Consolidated Statement of Cash Flows, including items such as (i) cash used to repay borrowings, (ii) distributions paid to noncontrolling interests, or (iii) payments under the Put/Call Agreement for USPI redeemable noncontrolling interest, which are recorded on the Statement of Cash Flows as the purchase of noncontrolling interest.